Exhibit 10.1
THIRD AMENDMENT TO CREDIT AGREEMENT
THIS THIRD AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of December 15, 2007 by and between TEKELEC, a California corporation (“Borrower”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).
RECITALS
     WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of December 15, 2004, as amended from time to time (“Credit Agreement”).
     WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.
     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:
     1. Section 1.1(a) is hereby amended by deleting “December 15, 2007” as the last day on which Bank will make advances under the Line of Credit, and by substituting for said date “December 15, 2008” with such change to be effective upon the execution and delivery to Bank of a promissory note dated as of December 15, 2007 (which promissory note shall replace and be deemed the Line of Credit Note defined in an made pursuant to the Credit Agreement) and all other contracts, instruments and documents required by Bank to evidence such change.
     2. The reference in Section 2.5 to “June 30, 2006” as the date of Borrower’s financial statement is hereby amended to read “June 30, 2007.”
     3. The reference in Section 3.1(c) to “December 31, 2005” as the date of Borrower’s financial statement is hereby amended to read “December 31, 2006.”
     4. Section 1.1(b) is hereby amended and restated in its entirety so as to be as follows:
     “1.1 (b) Letter of Credit Subfeature. (i) As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit in either USD or OAC for the account of Borrower for corporate purposes (each, a “Letter of Credit”); provided however, that the aggregate undrawn amount of, and the aggregate amount drawn and not yet reimbursed under, all outstanding Letters of Credit shall not at any time exceed the USD Equivalent Amount of Twenty Five Million Dollars ($25,000,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its reasonable discretion. Except as expressly provided in paragraph 1.1(b)(ii) below, (X) each Letter of Credit shall be issued for a term not to exceed 12 months, as designated by Borrower, and (Y) no Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. An amount equal to the sum of 100% of the undrawn amount of outstanding USD-denominated Letters of Credit and 120% of the undrawn USD Equivalent Amount of outstanding OAC-denominated Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank and agreed to by Borrower in connection with the issuance thereof. Each drawing paid under a Letter of Credit (other than Post Maturity Letters of Credit) shall be deemed an advance under the Line of Credit in the USD Equivalent Amount of such drawing (which advance, until converted by borrower to a “LIBOR”-based advance, shall be a “Prime Rate”-based advance (both as defined in the Line of Credit Note) and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full USD Equivalent Amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the Prime Rate-based rate of interest applicable to advances under the Line of Credit. In the event that Borrower fails to pay the amounts set forth in the preceding sentence within 10 days of Bank’s demand therefor, Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing. In the event of a conflict between the terms of the Letter of Credit Agreement and this Agreement, the terms of this Agreement shall prevail.
(ii) As part of (and not in addition to) the Letter of Credit subfeature described in the preceding paragraph (i) Bank agrees that, subject to the conditions set forth herein, certain Letters of Credit may have a term greater than twelve months and an expiration date subsequent to the maturity date of the Letter of Credit (such Letters of Credit being referred to as “Post Maturity Letters of Credit”). No Post Maturity Letter of Credit shall have an expiration date subsequent to December 15, 2009. The aggregate undrawn amount of, and the aggregate amount drawn and not yet reimbursed under, all outstanding Post Maturity Letters of Credit shall not at any time exceed the USD Equivalent Amount of Five Million Dollars ($5,000,000.00). Ten Business Days prior to the maturity date of the Line of Credit, Borrower shall deliver to Bank Sufficient Assets with respect to the Post Maturity Letters of Credit as collateral security for the repayment of any drawings made under any Post Maturity Letters of Credit and Borrower hereby grants to Bank a security interest in all such Sufficient Assets. Borrower shall deliver to Bank any additional agreements and documents reasonably requested by Bank to evidence such security interest and control of the Sufficient Assets so delivered. In the event that any Post Maturity Letters of Credit are issued during the last ten days preceding the maturity date of the Line of Credit, Borrower shall deposit with the Bank with such additional assets as a condition precedent to the issuance of such Post Maturity Letters of Credit. Each drawing paid under a Post Maturity Letter of Credit that occurs on or after the maturity date of the Line of Credit shall be immediately paid by Borrower to Bank in full in the USD-Equivalent Amount drawn, and in any event no later than the first Business Day after borrower receives notice of such drawing, together with the interest thereon from the date of such drawing to the date such amount is fully repaid by Borrower, at the Prime Rate-based that was applicable to advances under the Line of Credit. In the event that Borrower fails to pay the amounts set forth in the preceding sentence by the first Business Day after demand therefor, Borrower agrees that Bank in its sole discretion, may debit any account maintained by Borrower with the Bank or apply any of the collateral for the amount of any such drawing.”
     5. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.
     6. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

TEKELEC

By:	/s/ William H. Everett

Title:	Executive Vice President and Chief Financial Officer

WELLS FARGO BANK NATIONAL ASSOCIATION

By:	/s/ Sharon L. Prince

Title:	Vice President